Group Personal Account Dealing Policy Head of Central Risk & Compliance May 2024

Contents

1.	Executive Summary	3

2.	Why is it necessary?	3

3.	Scope	3

4.	Policy requirements	5

5.	Dealing Restrictions	8

6.	Higher Risk Staff	11

7.	Non-Compliance and Schroders Breach Framework	13

8.	Exemptions and Derogations	13

9.	Local PA Dealing Rules	14

10.	Ownership and document approval	15

11.	Review and Approval Schedule	15

12.	Appendix – Rules in relation to Schroders plc shares	17

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1.	Executive Summary

The Group Personal Account Dealing policy (the policy) sets out Schroders’ principles governing personal account (PA) dealing in financial instruments, including Schroders plc shares. These requirements are modified in some countries as explained in section 9.

Specific rules in relation to Schroders plc shares are included in the Appendix, which apply to all staff globally including contractors and interns (regardless of the length of contract) and non-executive Directors of Schroders Group companies.

All Staff must:

•	Declare all in-scope accounts through My Compliance

•	Obtain any Preclearance required under the policy from Compliance through the My Compliance system, before undertaking any transactions

•	Report all personal trades to compliance within five business days (two for trades in Schroders plc shares) as per the requirements in section 4.3 of this policy

•	Keep the outcome of personal trade requests confidential and particularly do not discuss denied requests with others

•	Provide to Compliance all relevant requested information on a timely basis

•	Report immediately to Compliance any breach or suspected breach of the policy or applicable PA dealing rules as soon as the staff member becomes aware of such circumstance

•	Be aware of additional requirements which apply to Higher Risk Staff (see section 6)

2.	Why is it necessary?

The policy reinforces the Group’s high standards of integrity, and provides a framework for staff to comply with regulations on the prevention of market abuse and to appropriately avoid or manage conflicts of interest, in relation to personal investment activities.

3.	Scope

3.1	Group Staff

The policy applies to:

•	Employees of Schroders Group;

•	Contractors (contracts in Schroders for more than three months);

•

Interns (work experience staff present for less than a week at Schroders can be excluded). It is recommended that interns refrain from engaging in personal account dealing during their internship, to reduce the risk of breaching this policy;

•	In-house staff of outsourced service providers in Schroders for more than three months[1]; and

•	Persons Closely Associated (PCAs) with staff as defined below:

PCAs are persons over whom a person in scope of the policy advises, exerts influence over, or for whose account they effect or instruct trades. Examples of these include:

•	Spouses, partners, minors and other dependent children/stepchildren, and other family members[2] who share the same household

[1]

As outsourced providers do not have access to My Compliance, they need to apply the controls in this policy in a different way. Please see section 4.4 for further details. Ancillary roles such as catering staff or cleaners, are not considered in scope of the policy.

[2]

“Other family member” only include those who have shared the same household for the previous year (or more). Individuals living in shared accommodation with no other relationship, are not considered PCAs for the purpose of this policy.

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•

A corporate body, trust, or partnership in whose trades the staff member or their PCA has a material direct or indirect interest or has direct or indirect control. This may include other family members, for example, or trusts of which a member of staff or their PCA is a beneficiary and/or a trustee or an adviser.[3]

Staff may be able to request a derogation from the policy for PCAs. Please see section 8.3 for further details.

The policy does not apply to trades entered into by PCAs as part of the remuneration schemes of their own employment.

3.2	Accounts in scope of the requirements of this policy

All staff are required to disclose to Compliance (via My Compliance) the following personal trading accounts, unless the account cannot hold financial instruments that are in scope of this policy.

•

All self-directed accounts (whether advisory or execution only) held by staff or their PCAs[4] that can hold financial instruments in scope of this policy. This includes accounts set up for the receipt of financial gifts or inheritance (if the account holds financial instruments in scope of this policy as per the Permissible Investments Table)

•	Self- directed pension plans (such as Self-Invested Personal Pensions (SIPPS) in the UK) held by staff or their PCAs[5] Self-Invested Personal Pensions (SIPPS) (UK only)[6]

•

Savings accounts holding securities, including those with government support or tax advantages (such as stocks and shares, UK individual savings accounts (ISAs)), held by staff or their PCAs[7]. This does not include savings accounts only holding cash.

•	Trusts in respect of which a member of staff or their PCA is a beneficiary, and/or a trustee[8]

•	Accounts over which the member of staff holds power of attorney.

3.3	Accounts not in scope of the requirements of this policy

The following arrangements can be conducted without needing to comply with the requirements of this policy:

•

Discretionary managed accounts (accounts where full discretion has been given to a third party to manage) other than in relation to Schroder plc shares. US Access Persons should refer to section 8.4 for additional requirements

•

Accounts which can only hold forex or crypto assets such as Bitcoin, Ethereum, Cardano, Solana, Polkadot (note accounts which can hold shares in crypto asset companies, crypto asset options or futures, tokenised securities, ETFs containing crypto assets are in scope)

•	Schroders corporate pensions, defined contribution and defined benefit pension schemes and any other pension schemes (excluding the account types listed in section 3.2)

•	Schroders ISA and Schroders Non-ISA investment accounts used for investing into Schroder funds (including pension matching alternatives)

•

Employee Compensation Plan Fund (ECP) awards or other forms of deferred compensation except for awards or options over Schroder shares. Please note that the hedging of any form of compensation award is prohibited (see section 5.7).

[3]	This does not include clients, who you only advise or ‘act on behalf of’ in the course of your Schroders employment.
[4]	Including robo advised accounts deemed to be self-directed accounts i.e., where a member of Staff retains trading discretion over the account.
[5]	This does not include company pension accounts held by your PCAs connected to their current employment.
[6]	All Schroders Corporate Hargreaves Lansdown (HL) SIPPs must be set up for automatic reporting through HL.
[7]	Including Junior ISAs & Lifetime ISAs (LISAs).
[8]	This excludes blind trusts.

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4.	Policy requirements

4.1	Governing Principles

As the Group’s business involves research and investment on behalf of clients, conflicts of interest and exposure to confidential or price sensitive information (inside information), can often arise or be perceived to arise.

These can present significant regulatory and reputational risks both for individual staff and for the Group when staff make personal account transactions that may conflict with the activities of the Group or its client. Therefore, all staff must comply with both:

•	the PA dealing principles in section 4.1.1

•	the PA dealing rules in sections 4.2 through to section 5.

In addition, all staff must not enter into personal transactions that could amount to:

•	Market abuse

•	Criminal activity

•	A material conflict of interest that is not mitigated

•	A breach of fiduciary duty.

This includes transactions that (not limited to):

•	Are based on inside information

•	Involve the misuse or improper disclosure of confidential information

•	Utilise knowledge of client trading for their own or another’s benefit

•	Conflict with, or are likely to conflict with, an obligation of Schroders to a client, including the fundamental duty to act in the best interests of clients.

For further information on market abuse risks and the definition of inside information, please refer to the Group Market Abuse Policy.

4.1.1

PA dealing activities must not detract (or be seen to detract) from an individual’s responsibilities to Schroders’ clients. Accordingly, all Staff must ensure when undertaking personal transactions for themselves or their PCAs, or when advising or influencing any PCAs of theirs that they do not:

•	Deal on confidential information, or advise, encourage, or influence anyone else to do so;

•	Undertake transactions that would conflict with any of Schroders’ obligations to its clients;

•

Participate in excessively active trading, which may interfere or be seen to interfere with the member of staff’s ability to conduct their employment responsibilities and may also substantially increase the risks (both regulatory and reputational) to the employee, or the Group; or

•	Make trades that expose them to material open-ended liabilities. For example, leveraged account management, without putting an appropriate stop-loss mechanism in place

4.1.2

These principles also apply to staff joining or leaving Schroders with regard to any knowledge of confidential information they may have acquired prior to joining Schroders or during their time with Schroders.

4.1.3

The PA dealing rules in section 4.2 though to section 5 also apply to private investments including but not exclusive to investments in private companies, private equity, and private funds. Where the member of staff has any other interest in, or association with a listed or non-listed company (such as being appointed a board member or a trustee of a pension fund or charity) please refer to the Group External Appointments policy.

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4.2	Prohibition and exemptions

Please refer to the Permissible Investments Table here and more details below.

4.2.1	The following investment types are prohibited (the member of staff must not conduct any trading in the following) under the policy:

•	Writing or selling uncovered options (incl. uncovered options on currency and on interest rates). All other option trades are permitted, subject to preclearance unless they are exempt in section 4.2.2

•	All futures except those exempt in section 4.2.2

•	Swaps (Equity, Credit, Interest Rate, Currency, Index)

•	Forward Interest Rate Agreements[9]

•	Spread betting linked to financial instruments including for example spread bets on Schroder plc shares

•	Contracts for Difference (CFDs) linked to financial instruments, including for example CFD’s that reference options or commodities

•	Short selling in all non-exempt investment types (please refer to section 4.2.2 for exempt investment types), unless the request is approved by the employee’s line manager as an exception[10]

•	Hedging of remuneration awards (please refer to section 5.7)

Staff who have existing positions as at whichever date is later between 1 June 2021 or the date on which they joined Schroders (hire date), in any of the above instruments are allowed to maintain (but not add to) their current positions or exit them.

4.2.2	The following investment types are exempt from: 1) Preclearance, 2) Post trade reporting, and 3) the 60-day holding period (US Access Persons should refer to section 6 for additional requirements):

•	Crowdfunding (staff must alert Compliance of potential conflicts). US Access Persons should refer to section 6 of this policy for additional requirements

•	Only passive index tracking exchange traded products (ETPs).[11] All other ETPs are not exempt.[12] US Access Persons should refer to section 6 for additional requirements

•

Covered options, futures, warrants, and structured notes linked to an index, currencies[13] or interest rates, direct national government and supra national government issued debt and physical commodities. US Access Persons should refer to section 6 for additional requirements

•	All third-party Open-Ended Funds, including UCITS and SICAVS. US Access Persons should refer to section 6 of this policy for additional requirements

•	Seed Enterprise Investment Schemes and Enterprise Investment Schemes (UK only). US Access Persons should refer to section 6 of this policy for additional requirements

•	Non-discretionary dividend reinvestment transactions and corporate action elections for which formal public documents are issued[14]

[9]	If the purpose is for hedging, the member of staff should contact Compliance for exceptional approval.
[10]

Staff must submit their request to short sell (in non-exempt investment types) in My Compliance by selecting the “Short Sale” option on the preclearance request form. Compliance will then route the request to their line manager for exceptional approval. Staff are not permitted to execute the trade until they have received approval from their line manager (via My Compliance). Requests will only be approved if Schroders has not recently traded the security. Shorts that present a conflict of interest with a long position in the security held by Schroders, will also be denied.

[11]	ETPs include ETFs, ETNs and ETCs.
[12]

This includes single name ETPs, actively managed ETPs and ETPs tracking crypto assets. They require pre-clearance and post trade reporting in My Compliance, and are subject to the 60-day holding period.

[13]	This excludes crypto currencies
[14]	This includes dividend reinvestment plans, scrip issues, scrip dividends, tender offers, taking up rights issues (although permission is required to sell rights or to oversubscribe)

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•	Direct national government and supra national government issued debt, and ETPs linked to such securities. US Access Persons should refer to section 6 of this policy for additional requirements.

•	Money market instruments (such as short-term bonds, T-bills, commercial paper, bankers acceptances, bank certificates of deposit) or any derivative or fund tracking such instruments.

•	Spot and Forward FX

•

Crypto currencies such as Bitcoin, Ethereum, Cardano, Solana, Polkadot, (note shares in crypto asset companies, crypto asset options or futures, tokenised securities[15], ETFs containing crypto assets are subject to preclearance, post trade reporting and the 60-day holding period).

•	Non-Fungible Tokens (NFTs) (note NFTs linked to financial instruments are subject to preclearance, post trade reporting and the 60-day holding period).

•	Spread bets and CFDs linked to FX

•

Investments in real assets, such as residential or commercial properties. However, investments in private companies (unless they are crowdfunding EIS or SEIS investments), private equity, private debt, real estate companies, REITS, and real estate securities are subject to Preclearance, post-trade reporting, and a 60-day holding period.

4.3	Preclearance and post trade reporting

4.3.1 Preclearance and post trade reporting are required for all instruments except those that are exempt in section 4.2.2 and the following, which only requires post trade reporting:

•	Schroder managed open ended funds. Investment Staff should refer to section 6.3 of this policy for additional requirements.

Note that personal trades in Schroder open ended funds are subject to a minimum holding period (see section 5.4)

•	Please see section 5 below for more details.

4.3.2 Once Compliance has approved the Preclearance in My Compliance, it will be valid until the end of trading on the next business day (trading refers to the exchange(s) where the security is traded) unless specified otherwise, and PA dealing can only happen within that time period (except, for example, for applications for Initial Public Offerings or investments in private funds and companies, where clearance will apply until allocation).

4.3.3 Compliance will conduct monitoring of the preclearance amount against the amount that has been post trade reported. If the requestor trades fewer shares/units/value than pre-cleared, this will not be considered a policy breach. However, staff should only enter amounts that they believe to be correct at the time of Preclearance. Trading more than the pre-cleared amount will be seen as a policy breach if the traded amount exceeds more than 5% of the precleared amount, unless there is a valid reason, such as a price change between the Preclearance request and the trade execution. If you are aware that the trade amount that you execute is more that 5% of the amount you precleared, you must notify Central Compliance as soon as possible.

Staff must report all trades in My Compliance within five business days (two days for trades in Schroders plc shares) after the trade, unless section 4.5 applies, it is an IPO, private fund or private company, or Compliance has agreed to a different arrangement.

[15]

A digital token created to represent a “real world” asset, such as a stock, bond, commodity or interest in real estate. These are tokens that amount to a ‘Specified Investment’ under the Regulated Activities Order (RAO), excluding e-money. These may provide rights such as ownership, repayment of a specific sum of money, or entitlement to a share in future profits. They may also be transferable securities or other financial instrument under the EU’s Markets in Financial Instruments Directive II (MiFID II).

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Staff are required to report all trades in IPOs, private funds, or private companies within five business days of allocation.

Staff must provide Compliance with evidence that they carried out the transaction (e.g., a contract note). Please be aware that Compliance may require more detailed information about personal trading, such as transaction histories or statements to help with compliance monitoring activities. Trades made through the Computershare portal (for Schroders plc shares) will be reported into My Compliance automatically.

4.4	How should outsourced providers comply with this policy?

In-house staff of outsourced service providers in Schroders for more than three months (consultants)16, are required to comply with this policy (with the exception of disclosing personal trading accounts to Compliance) but they do not typically have access to My Compliance. They must therefore contact Central Compliance before executing a trade in any financial instrument that is subject to preclearance in this policy. Consultants must include the details of the proposed trade and the details of the account in which the trade is proposed to take place. Compliance will review the request in My Compliance on their behalf and confirm back to the consultant whether the trade is approved or denied. The consultant must confirm the trade execution details in line with the instructions provided by Compliance in the approval email.

4.5	Automated Broker Feeds

If the staff member has an account with a broker which provides an automated feed (please contact your local Compliance team for available broker feeds) the staff member is strongly advised to contact Compliance regarding setting up an automated feed, which will complete the reporting of trades in those accounts on the staff member’s behalf and ensure the staff member’s compliance with the post trade reporting policy requirements. Please note, where an automated feed is set up, the staff member is still required to seek Preclearance prior to execution.

4.6	Reporting of PA Dealing to Management

All staff (and their PCA’s) who decide to engage in PA dealing activity that is in scope of this policy, should be aware of the ongoing reporting of PA transactions to senior management when they submit their Preclearance requests or report trades.

This reporting may be exceptional or routine, and may include Preclearance requests, PA dealing approvals or details of trades executed.

Please note that, as part of implementation of the policy, access to a limited number of websites may be logged and monitored for the purposes of identifying potential breaches of this policy.

5.	Dealing Restrictions

5.1	To ensure that we adhere to the governing principles in section 4.1, the following are examples of reasons why clearance to trade may not be given (but are non-exhaustive):

•	The instrument is on the Stop List

•	There is recent, current, or planned client trading in the instrument

•	The Group holds more than 10 percent of the capital of the stock for clients and/or itself

•	The security has not been held for the required holding period

•	For Schroders plc shares, the Group is in a closed or restricted period

[16]	This does not include ancillary roles such as catering staff or cleaners.

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5.2	Stop List

If securities are on the Stop List, staff will be refused permission to deal. This is normally because one or more staff members of the Group are in possession of potentially price-sensitive or confidential information.

5.3	Dealing in Schroders plc shares

Transactions in Schroders shares are prohibited during closed periods as well as in restricted periods when a staff member is an ‘insider’ in relation to Schroders shares. The specific restrictions and the definition of these periods are set out in the Appendix.

5.4	Where the Group holds more than 10 percent.

Where Schroders holds more than 10 percent of the issued share capital of a company, on behalf of clients or itself, staff will be refused permission to purchase equity investments in that company. This is because regulatory and reputational risks are deemed higher, as the Group is more likely to be in possession of confidential information.

Exceptions to this rule are:

•	Open ended Schroder managed funds

•	Closed ended Schroder managed investment trusts

•	If pre-emption rights are compromised, e.g., in the case of public rights issues, in which case Compliance should be consulted

Disposal of such an investment is permitted. However, staff (in particular Investment staff, with knowledge of, or dealings with, the company or its senior management) should take great care in timing these disposals in accordance with the governing principles in section 4.1 of this Policy.

5.5	Minimum Holding Period

Staff and their PCAs should not engage in PA dealing activity for short-term speculative purposes. All securities, unless they are exempt under section 4.2.2, must be held for a minimum of 60 calendar days. Therefore, staff and their PCAs are not permitted to sell within 60-days of a purchase of the same instrument, irrespective of the staff’s existing holdings (i.e., if staff or their PCAs have existing holdings, the latest transaction date will prevail). With the exception of Schroders plc shares, this rule applies in aggregate across all accounts held by the member of staff or their PCA and that is in scope of this policy in section 3.2. Schroders plc share award/Share Incentive plan accounts and shares bought in the open market are treated separately. Schroders plc shares purchased in the market (rather than forming part of a remuneration award or as part of the Share Incentive plan) are subject to a one-year holding period.

The use of Stop Losses, Limit Orders and Auto Calls within the 60-day period is permitted if the details are disclosed at the time of the Preclearance request in My Compliance.

For UK staff – ‘Bed and ISA’ trades are permitted, subject to Preclearance for both legs of the trade where it involves a security that is in scope of Preclearance in the policy.

Other exceptions may be agreed on a case-by-case basis with Compliance (e.g., in cases of personal financial hardship).

5.6	Pending Client Orders

Compliance will check for any pending client orders. Factors that are taken into consideration within My Compliance in responding to a Preclearance request include:

•	The size of the trade request (and the cumulative value of other trades in the investment in the prior 60-days)

•	Whether the trade request relates to a Small Cap stock (typically market capitalisation of £2 billion or less)

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•	Whether the staff member is Higher Risk (as per section 6)

Executed transactions are also subject to post-trade monitoring against client trading activity and explanations may be requested from staff.

5.7	Proximity to Client Trades

Compliance has mechanisms in place to monitor potential conflicts of interest with client trades, as the risk is higher when PA dealing is undertaken in close proximity to dealing on behalf of clients.

Buying or selling financial instruments up to five business days before client trades is prohibited where the staff member has knowledge of the Group’s intention to trade on behalf of a client and such trading may have an impact on the price of the instruments, even where approval through My Compliance is received. This may be subject to post-trade compliance monitoring by Compliance and explanations may be requested from staff.

5.8	Remuneration Awards – Hedging

Personal hedging is prohibited for remuneration awards that reflect deferred compensation in shares, or equivalent during the deferral and/or holding period for those awards. This includes share or fund awards that staff receive as part of their performance-based remuneration under our Deferred Award Plan, Equity Compensation Plan, Equity Incentive Plan or Long-Term Incentive Plan.

Any use of financial products (for example, insurance linked products that would not otherwise be in scope of this policy) to protect against or limit the risk associated with deferred remuneration awards is prohibited. This includes short sales, puts, calls or other types of financial instruments (including but not limited to variable forwards contracts, and collars) which are based on the value of Schroders shares, funds, or other securities granted to, or held directly or indirectly by such staff member as part of their performance-based remuneration.

Hedging of any currency risk that may be associated with a share or fund award or other staff compensation is permitted.

If a staff member breaches this rule, they may be liable to forfeit all or part of their restricted or unvested awards.

5.9	Proximity to Internal Investment Research

All staff are reminded that conducting personal account dealing in the securities of issuers or Schroder funds, in which there has been or where the staff member is aware there will be published internal research, presents a (perceived) conflict of interest. Staff should therefore be careful not to engage in personal account dealing during such time. Typically, this will apply in the five days prior and the five days following the publication of the research document. Research for the purposes of this requirement, relates to documents written by Schroders staff which includes information recommending or suggesting an investment strategy, explicitly or implicitly, concerning one or several financial instruments or the issuers, including any opinion as to the present or future value or price of such instruments. A typical investment recommendation would include any buy, sell, or relative value recommendation, for equities and bonds and any other in scope financial instrument, regardless of whether any time horizon for the trade is specified and irrespective of whether there is a specific price target.

Internal Research for the purposes of this policy does not include:

1)	A communication that does not refer to either a specific financial instrument or its issuer

2)

A communication relating solely to spot currency rates, sectors, interest rates, loans, commodities, macroeconomic variables, or industry sectors and not referring to a specific financial instrument or an issuer

3)	Any communication containing purely factual information on one or several financial instruments or issuers of financial instruments

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In addition, Research Analysts, Research Associates, and other staff involved in the production of internal investment research (including their PCAs), are prohibited from personal trading in an issuer (and its issues) or fund which they cover, in the five business days prior, and the five business days following the issuance of research reports covering that issuer or fund.

When pre-clearing personal account trades in My Compliance, Investment staff must attest that they have not and will not issue a research document in the five business days prior and the five business days following, in the financial instrument in which they are seeking Preclearance.

6.	Higher Risk Staff

The following requirements only apply to Higher Risk Staff. Higher Risk Staff are staff who are more likely to have access to non-public price sensitive information and/or to client trading information and/or may undertake roles that may be more likely to create an actual or perceived conflict of interest.

Higher Risk staff include:

•	Group Management Committee members

•	Investment staff

•	Compliance staff[17]

•	Investment Risk staff

•	All other ‘US Access Persons’ associated with our SEC regulated entities

If the staff member is a Higher Risk Staff member, additional restrictions apply as follows:

6.1	Pending Client Orders (All Higher Risk Staff)

Restrictions set within My Compliance are greater for Higher Risk Staff on approving the buying or selling of financial instruments where the instrument is pending client order execution.

6.2	Trades in own Investment Universe (Investment Staff)

Investment staff are required to inform Compliance via the My Compliance system when a trade request is within their own Investment Universe, irrespective of the size of the request. Investment staff may be restricted in trading in investments in their own universe where there is client fund activity at the time of the request.

Investment Universe includes investments in relation to which the individual or others on the same desk have undertaken research or analysis on the security or issuer as part of that desk’s coverage, whether or not it has been held in a client portfolio, in the last 12 months, or in the case of dealers, within the dealing desk’s scope of responsibility.

6.3	Trades in own managed funds (Investment Staff)

Investment staff are required to inform Compliance via the My Compliance system when a trade request is in a fund managed by their desk, irrespective of the size of the request. This excludes the exercise of fund awards and award switching.

[17]	Who have administrator permissions in My Compliance, including restricted list manager permissions and those with pre-trade access to the Aladdin trading system.

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6.4	US Access Persons

If the staff member has been advised by Compliance that the staff member is an ‘US Access Person’ associated with our SEC regulated entities (currently SIMNA Ltd, SWUSL Ltd, SIM Japan Ltd, Schroders Capital Private Equity entities, and our SEC regulated US based entities) and hence subject to the US Code of Ethics, the following additional requirements will apply:

Trade	Reporting Requirements

In addition to the post-trade reporting as set out in section 4, US Access Persons are also required to:

•

Include non-Schroder Open Ended Funds that have not been authorised for distribution to the public in the Staff member’s country[18], in their Initial Declaration, Quarterly and Annual Reports (see below for details about these reports); and

•	Include Schroder Open Ended Funds in their Initial Declaration, Quarterly and Annual Reports (see below for details about these reports); and

•	Include all ETFs and other derivatives linked to indices in their Initial Declaration, Quarterly and Annual Reports (see below for details about these reports); and

•	Include all Enterprise Investment Schemes and Seed Enterprise Investment Schemes in their Initial Declaration, Quarterly and Annual Reports (see below for details about these reports); and

•	Include all investment-based Crowdfunding in their Initial Declaration, Quarterly and Annual Reports (see below for details about these reports); and

•	Include all government bond investments (including Japanese Government Bonds) in their Initial Declaration, Quarterly and Annual Reports (see below for details about these reports); and

•	Report subsequent transactions in regular savings plans for which the initial transaction has been pre-cleared require reporting in the Quarterly Reports (see below); and

•	US Access Persons on trading desks only: non-Schroder Open Ended Funds, authorised for distribution to the public in the Staff member’s country (UCITS funds in Europe) within five business days.

The reporting obligation may be discharged by arranging with their brokers/agents to report the transaction via an established automated feed into My Compliance.

Initial	Declaration

No later than 10 calendar days after being advised that they are subject to the local US Code of Ethics policy, each US Access Person must report each Permissible Investment they own in My Compliance or if agreed with Compliance, provide a list of their investments (as defined below).

The information provided, which must be current as of a date no more than 45 days prior to the date such person became an US Access Person, must include the title of the security, at least one of exchange ticker symbol, ISIN, CUSIP or Sedol and number of shares owned (for equities), or principal amount (for debt securities). The US Access Person must also provide information regarding the name of the broker, dealer, or bank with whom the staff member maintains an account in which any securities are held for the direct or indirect benefit of the staff member, and these accounts must be set up in My Compliance.

Quarterly	Reports

No later than 30 days after the end of each calendar quarter, each US Access Person must confirm that all transactions in Permissible Investments, including for the avoidance of doubt Schroder Funds and reportable funds for which Preclearance was not required, in the quarter have been reported in My Compliance and make any additions/amendments in the system, as necessary. US Access Persons are required to confirm these transactions through an attestation in My Compliance.

Annual	Reports

Within 45 days after the end of the calendar year, each US Access Person must confirm all holdings in Permissible Investments for their covered accounts as of 31 December in My Compliance. US Access Persons are required to confirm these transactions through an attestation in My Compliance.

[18]

Open ended funds that are not: 1) US registered or 2) available to the retail public; daily priced; traded with the issuer; not managed by Schroders and not made by a US Access Person on a trading desk.

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7.	Non-Compliance and Schroders Breach Framework

Staff and their PCAs should regularly review their own trading to ensure that they have acted in compliance with the provision of this policy. To the extent that a member of staff determines that they or a PCA of theirs has executed a transaction not in compliance with this policy, the violation must be reported to their local Compliance team immediately.

Personal trades are subject to post-trade monitoring which could result in retrospective action being taken, if there is evidence of non-compliance with the governing principles of this policy, even if the request were approved in the My Compliance system.

Depending on the circumstances, non-compliance with this policy may be treated as a serious disciplinary matter and may potentially amount to a breach of an individual’s legal obligations.

In the event that any staff or their PCA are found to have breached this policy, including the governing principles, in accordance with the breach framework, Schroders reserves the right to:

•	Issue personal trading bans

•	Insist that the member of staff or PCA closes out the position at their own cost

•	Pay any profits to charity

•	Escalate to management, for consideration as part of supervision and remuneration discussions

•	Take further sanctions, up to and including dismissal of staff and/or the reporting of the situation to the relevant regulatory body

The UK Schroders breach framework can be found here. Staff outside of the UK should refer to their local breach framework or speak to their local Compliance team for more details.

8.	Exemptions and Derogations

8.1	Regular Savings/Investment/Trading Plans

This section relates to securities, which are subject to Preclearance and/or post trade reporting in this Policy.

When setting up a regular savings plan or other similar investment/trading plans19 where successive personal transactions are carried out on behalf of a member of staff or their PCA in accordance with prior instructions given by them, the first transaction must be pre-cleared/reported in My Compliance as per the requirements listed in the Executive Summary of this Policy.

For regular “value based” saving/trading plans, given current system constraints, the staff member must clarify the staff member’s intentions in the comments field and amend the price to give the correct value on the staff member’s preclearance request/trade report in My Compliance.

Subsequent transactions do not require Preclearance. Reporting of subsequent transactions is required for Directors of Schroders plc and their PCAs in relation to Schroders plc shares (see the Appendix) and for US Access Persons in their Quarterly and Annual transactions/holdings reporting as per section 6.4, but not for other staff.

Changes to a regular savings plan are also subject to the Preclearance and/or post trade reporting (of the first subsequent transaction) requirements. Compliance may also periodically request confirmation that the plan has not changed. The termination or withdrawal of the staff member or PCA’s recurring instruction does not require Preclearance, unless the assets that were acquired under the instructions are being disposed of at the same time. For changes to regular saving plans or other similar investment/trading plan instructions involving Schroders plc shares, please refer to the Appendix.

[19]	This includes self directed pension plans where staff decide to invest the contributions into stock, shares funds or other financial instruments in scope of this policy.

Group Personal Account Dealing Policy  13

8.2	Staff on extended leave

Staff on extended leave (e.g., maternity, or sick leave) may be given an exemption from the policy requirements during their leave. The staff member is responsible for liaising with their local Compliance team and seeking an exemption based on their individual circumstances.

8.3	Derogations

Staff may request a derogation if their PCA manages their financial affairs independently of, and without any knowledge or influence of, the member of staff. Compliance will assess individual circumstances, including, if applicable, the compliance process for PA dealing the PCA is subject to in their own employment, and the appropriate certification of independence of the management of their financial affairs.

Staff should discuss other requests for derogations with their Head of Compliance. The Head of Central Risk and Compliance will document any derogation that Compliance agrees to give. Such derogations can be ongoing or limited to specific transactions – but are only likely to be granted in exceptional circumstances.

Any derogation request in respect of Schroders plc shares should be discussed with the Corporate Secretariat.

The policy does not cover trades that PCAs make as part of the compensation plans of their own employment.

8.4	Discretionary Managed Accounts

As per section 3.3 of this policy, discretionary managed accounts (accounts where full discretion has been given to a third party to manage) other than in relation to Schroder plc shares, are out of scope of this Policy.

Staff who are US Access persons must declare all their and their PCA’s active discretionary managed accounts in My Compliance. Once declared, these accounts are then exempt from the other requirements in this Policy.

9.	Local PA Dealing Rules

The following have local policies, which contain additional requirements that apply in addition to the requirements in this policy. The staff member should contact the staff member’s local Compliance team for details of local policies.

•	Australia

•	Brazil

•	Hong Kong

•	Indonesia

•	Japan

•	Korea

•	Singapore

•	Switzerland

•	Taiwan

•	United States of America

•	Schroders Capital Private Equity

•	Wealth Management

•

‘US Access Persons’ subject to US Code of Ethics (currently Schroder Investment Management North America Limited (SIMNA), Schroders Capital Private Equity entities, Schroder Wealth Management US Ltd (SWUSL) and our SEC regulated US based entities)

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10.	Ownership and document approval

Ownership

Policy owner	Head of Central Risk and Compliance

Department	Compliance

11.	Review and Approval Schedule

Version	Date of approval	Approved by (name/committee)	Written or updated by	Description of changes
1	January 2020	Group Management Committee	Alex Richardson	Major revisions and simplification

2	May 2021	Group Policy Committee	Alex Richardson	Additional prohibition and exemptions.

2.1	May 2022	Alex Richardson	Jasmine Barnes- Keywood	Amended front cover to reflect new ownership of policy.

3	July 2022	Alex Richardson	Jonathan Campbell	Clarifications to the scope, additions to the accounts in scope and accounts not in scope. Clarifications to crypto assets and other minor amendments.

4	August 2022	Alex Richardson	Jonathan Campbell	Note included to contact local Compliance teams for Code of Ethics policies applicable.

5	May 2023	Group Policy Committee	Jonathan Campbell

Annual review resulting in some minor clarifications throughout the policy and some major changes to the requirements of the policy particularly:

•  For exchange traded products (new Appendix 1), direct national government issued obligations and structured note linked to FX or interest rates and CFS’s linked to FX.

•  Removal of 60-day holding period requirement for all instruments not subject to Preclearance (except Schroder open ended funds

•  A new exemption or ETPs tracking direct national government and supranational government issued obligation and for warrants linked exempt indices

•  Revised Requirements for External Non-Headcount Consultants

Group Personal Account Dealing Policy  15

6	September 2023	Alex Richardson	Jonathan Campbell	Additional exempt indices included in Appendix 1 following Compliance review.

7	May 2024	Group Policy Committee	Jonathan Campbell	Exemption for passive index tracking ETP, and removal of Appendix 1 “Group Personal Account Dealing Policy Appendix – Exempt Indices”. Addition of a 5% tolerance for trade approvals.

Disclaimer

The contents of this policy are strictly confidential and should only be shared with third party PCAs as defined in this Policy, who should also keep them confidential. This Policy must not be otherwise communicated or published in any way whatsoever without the prior written consent of the Schroder Group.

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APPENDIX - Group Personal Account Dealing Policy Appendix – Rules in relation to Schroders plc shares

Contents

1.	Introduction	18

2.	Definitions	18

3.	Application	19

4.	Transactions/Dealing	20

6.	Persons Closely Associated (‘PCAs’) and Investment Managers	22

7.	Notification of Transactions	22

8.	What this means in practice	23

9.	Schedule 1	24

10.	Notification Template	24

11.	Summary of dealing restrictions in Schroders plc shares for plc Directors and their PCAs	25

12.	Summary of dealing restrictions in Schroders plc shares for Staff, their PCAs and Project Insiders	26

Group Personal Account Dealing Policy  17

Personal Account Dealing Rules in relation to Schroders plc shares

1.	Introduction

The purpose of this Appendix to the Personal Account Dealing Policy is to set out the rules that apply to transactions/dealing in Schroders plc shares for all staff, non-executive Directors of Schroders Group Companies, Directors of Schroders plc and all Persons Closely Associated (PCAs) globally. This Policy is in place to ensure that those people subject to it do not abuse, and do not place themselves under suspicion of abusing, inside information and comply with their obligations under the UK Market Abuse Regulation.

Definitions

Closed Periods are the period of 30 days immediately before an announcement of Schroders plc’s half- year or full year results, or if longer, the period from the end of the financial period until the announcement of Schroders plc’s half-year or full year results.

DRIP means the Schroders plc dividend reinvestment plan that gives shareholders the opportunity to use their cash dividend to buy Schroders plc shares.

Inside Information means information which relates to the Company or any Company Securities, which is not publicly available, which is likely to have a non-trivial effect on the price of Company Securities and which an investor would be likely to use as part of the basis of his or her investment decision.

Persons Closely Associated (PCAs) means

•	Spouses, partners, minors and other dependent children/stepchildren

•	A relative who has shared the same household for the previous year (or more)

•	Anyone the Staff member or Schroders plc Director advises, exerts influence over, or for whose account the Staff member or Schroders plc Director effects or instructs trades

•

Any other person, corporate body, trust or partnership in whose trades the Staff member, Schroders plc Director or their PCA has a material direct or indirect interest or has direct or indirect control. This may include other family members, for example, or trusts of which a member of Staff, a Schroders plc Director or their PCA is a beneficiary and/or trustee or adviser.

Project Insider means a member of staff, a Schroders plc Director or third-party adviser who has access to Inside Information or potentially Inside Information and who has been informed that they are on a price-sensitive project list.

Restricted Periods are any period, other than a Closed Period, when there exists inside information in relation to Schroders plc or Schroders securities. In these cases, Project Insiders are advised of his or her name being included on a project insider list and the obligations and restrictions imposed upon them.

Schroders plc shares/Company Securities means any publicly traded or quoted shares or debt instruments of the Company (or any of the Company’s subsidiaries or subsidiary undertakings) or derivatives or other financial instruments linked to any of them, including phantom options.

Schroders plc Directors means all directors currently appointed to the Board of Schroders plc, including both executive and non-executive Directors.

SIP means the Schroders Share Incentive Plan which can be joined by UK-based permanent employees.

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Staff means employees of the Schroders plc group of companies, contractors at Schroders for any contract length and the long-term in-house Staff of outsourced service providers, excluding Schroders plc Directors.

Trading Plan means a written plan entered with an independent third party that sets out a strategy for the acquisition and/or disposal of Company Securities by the member of Staff, Schroders plc Director and all PCAs, and:

•	Specifies the amount of Company Securities to be dealt with and the price at which and the date on which the Company Securities are to be dealt in; or

•

Gives discretion to that independent third party to make trading decisions about the amount of Company Securities to be dealt in and the price at which and the date on which the Company Securities are to be dealt in; or

•	Includes a method for determining the amount of Company Securities to be dealt in and the price at which and the date on which the Company Securities are to be dealt in.

Transactions/Dealing means any type of transaction in Company Securities, including purchases, sales, the exercise of options, the receipt of shares under share plans, using Company Securities as security for a loan or other obligation and entering into, amending or terminating any agreement in relation to Company Securities (e.g. a Trading Plan).

2.	Application

The following restrictions apply to all staff globally, Schroders plc Directors and all PCAs at all times:

•

Preclearance must be obtained via My Compliance in advance of transactions/dealings in Schroders plc shares (i.e. transactions to buy, sell, lend or enter into any arrangement linked to the value of Schroders plc shares). Preclearance is not required for certain actions set out in sections 4.2 and 4.3 below

•	All transactions/dealings are prohibited during Closed Periods for all Staff, Schroders plc Directors and all PCAs

•	If you are a Project Insider, Preclearance will not be given during the relevant Restricted Period

•	Whether or not you have Preclearance, you must not deal if you have any inside information

•	You cannot deal on short term considerations (the minimum holding period for Schroders plc shares is one year)

•	You must keep confidential the fact that you are intending to deal or that you have applied for Preclearance, and, if it is refused, that this was the case

•	If you are given Preclearance, you must deal as soon as possible and in any event by market close the following business day

•	Preclearance may be given subject to conditions. Where this is the case, you must observe those conditions when dealing

•	Dealings relating to options in Schroders plc shares such as traded options, contracts for difference, spread betting and short selling are prohibited

If you are in doubt whether a proposed transaction in Schroders plc shares may constitute insider dealing, market abuse or about any aspect of the rules applicable to Schroders plc shares, you should contact Corporate Secretariat via companysecretary@schroders.com before undertaking any transaction.

If you think you or your PCA may be in breach of these rules at any time, please notify Corporate Secretariat before taking any other action.

Group Personal Account Dealing Policy  19

3.	Transactions/dealing

During a Closed Period, staff, Schroders plc Directors and all PCAs and their investment managers must not conduct any transactions/dealing for the account of the staff member or any of their PCAs, directly or indirectly, relating to Schroders plc shares or debt instruments or to derivatives or other financial instruments linked to them.

Staff, Schroders plc Directors and all PCAs also must not conduct any transactions/dealing for the account of a third party during a Closed Period.

4.1	Transactions/dealing which require Preclearance and are notifiable to the Company

Outside a Closed Period, Transactions/Dealing which require Preclearance and are notifiable to the Company include the following:

a) For Staff, Schroders plc Directors and all PCAs:

•

Any acquisition (including the exercise of any option under the Deferred Award Plan, Equity Compensation Plan, Equity Incentive Plan and Long-Term Incentive Plan (Share-Based Deferred Awards)) or disposal, or agreement to acquire or dispose, of Schroders plc shares whether through a recognised stock exchange or by private off-market dealings

•

Any acquisition or disposal in an investment fund or unit trust containing Schroders plc shares where the value of Schroders plc shares constitutes greater than 20 per cent. of the fund or trust’s value

•

Transactions in Schroders plc shares executed by a third party under an individual portfolio or asset management mandate on behalf of or for the benefit of the Staff member. This does not include discretionary arrangements with third party investment managers notified in My Compliance

•

The grant, acceptance, acquisition, disposal, exercise or discharge of any option, other than an option under the Share-Based Deferred Awards, (whether for the call, or put or both) to acquire or dispose of any Schroders plc shares

•	Entering into or terminating, assigning or novating any stock lending agreement in respect of Schroders plc shares

•	Using as security, or otherwise granting a charge, lien or other encumbrance over Schroders plc shares

•	Any transaction, including a transfer for nil consideration, or the exercise of any power or discretion effecting a change of ownership of a beneficial interest in Schroders plc shares

•	Any other right or obligation, present or future, conditional or unconditional, to acquire or dispose of any Schroders plc shares

•

Investment into an ISA or divestment from an ISA where Schroders plc shares will be acquired through the ISA or disposed of through the ISA (including any acquisitions or disposals of Schroders plc shares through a ‘self-select’ ISA) where a Staff member retains control of the investment decisions

•

On-market transactions where the beneficial interest in Schroders plc shares does not change, for example a transfer of Schroders plc shares already held by means of a matched sale and purchase into a saving scheme or into a pension scheme in which the Staff member or Schroders plc Director is a participant or beneficiary

•	Dealings by Staff or Schroders plc Directors acting as sole trustee of a trust or acting as trustee on their own account

•	Gifts and donations made or received, and inheritance received, in the form of Schroders plc shares

Group Personal Account Dealing Policy  20

b) For Schroders plc Directors and their PCAs only:

•	Off-market transactions/dealings where the beneficial interest in Schroders plc shares does not change

•

Preclearance should be obtained by a Schroders plc Director or their PCA prior to the receipt of shares as the beneficiary of a discretionary trust. Upon receipt of the shares, the Group Company Secretary should be notified

4.2	Transactions/Dealing which do not require Preclearance but are notifiable to the Company

Outside a Closed Period, Transactions/Dealing which do not require Preclearance but are notifiable to the Company include the following:

a) For Staff and Schroders plc Directors:

•

Transfers of shares into a savings scheme investing in Schroders plc shares following the release of shares from the SIP (Preclearance is not required but the new holding information must be updated on My Compliance)

b) For Staff and their PCAs:

•	Off-market Transactions/Dealings where the beneficial interest in Schroders plc shares does not change (Preclearance is not required but the new holding information must be updated on My Compliance)

•

Preclearance is not required by a Staff member or their PCA prior to the receipt of shares as the beneficiary of a discretionary trust. However, on receipt of the shares, the new holding information must be updated on My Compliance

4.3	Unrestricted actions

Transactions/dealing for which no Preclearance or notification are required are set out as follows:

•	Joining, changing the terms of or exiting the SIP in an open period (unless you are a Director of Schroders plc – see section 8 below)

•	Joining, changing the terms of or exiting the DRIP in an open period (unless you are a Director of Schroders plc -see section 8 below)

•	The cancellation or surrender of an option under a Share-Based Award Scheme

•

An investment in a scheme or arrangement (other than where the investment in Schroders plc shares constitutes greater than 20 per cent. of the arrangement’s value) and where the assets of the scheme or arrangement are invested at the discretion of an independent third party

•

Where a transaction is being undertaken on you or your PCA’s account during an open period under a discretionary arrangement with a third-party investment manager that has been declared in My Compliance

This list is not exhaustive. Should you be in any doubt as to how a particular transaction should be treated, you should contact Corporate Secretariat before undertaking any such transaction.

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4.	Persons Closely Associated (PCAs) and Investment Managers

Closed Periods

Schroders plc Directors must advise all his or her PCAs and investment managers (whether discretionary or not) acting on his or her behalf of Schroders plc’s Closed Periods during which they cannot deal in Schroders plc shares.

Staff members must advise all his or her PCAs acting on his or her behalf of Schroders plc’s Closed Periods during which they cannot deal in Schroders plc shares.

Restricted Periods

PCAs or investment managers should not be notified of Restricted Periods which are determined by access to Inside Information.

Preclearance and Notification

Staff members and Schroders plc Directors must advise all his or her PCAs and investment managers acting on his or her behalf:

•

That with the exception of discretionary arrangements (i.e. where the discretion is with the investment manager), Preclearance to deal in Schroders plc shares is required prior to all transactions/dealing; and

•	In writing, that the investment manager or PCA must advise the Staff member or Schroders plc director immediately after they have dealt in Schroders plc shares.

Staff members and Schroders plc Directors must take reasonable steps to prevent any dealings in Schroders plc shares by or on behalf of any PCA on considerations of a short-term nature.

Schroders plc Directors must provide the Company with a list of his or her PCAs, and notify the Company of any changes to be made to that list. Staff members must declare all of their own, and their PCAs’, active self-directed accounts and active discretionary managed accounts in My Compliance.

5.	Notification of Transactions

Once a transaction/dealing is executed, staff must confirm the transaction details in the My Compliance system as soon as practicable and in any event within two business days of the transaction date. Staff should ensure that their investment managers (whether discretionary or not) notify them immediately of any notifiable transactions/dealing conducted on their behalf so as to allow them to confirm the transaction details in My Compliance within this timeframe. Any transactions/dealing undertaken through the Computershare employee share plan portal will be reported automatically.

For Directors of Schroders plc and their PCAs, once a transaction/dealing is executed, they must confirm the transaction details to the Group Company Secretary as soon as practicable and in any event within two business days of the transaction date. Schroders plc Directors and their PCAs should ensure that their investment managers (whether discretionary or not) notify them immediately of any transactions/dealing conducted on their behalf so as to allow them to notify the Group Company Secretary within this timeframe. The confirmation of transaction details to the Group Company Secretary must be in the form prescribed in Schedule 1 to this Policy. On receipt of the completed form, Schroders Corporate Secretariat will make the necessary announcement and submit the required details to the Financial Conduct Authority on the Director’s or PCA’s behalf.

Directors of Schroders plc must notify their PCAs and investment managers in writing of these notification obligations and retain a copy of the notification letter.

A copy of the notification form in Schedule 1 is available from Schroders Corporate Secretariat.

If you are uncertain as to whether or not a particular transaction/dealing is notifiable to the Company, you must obtain guidance from the Corporate Secretariat.

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6.	What this means in practice

Trading Plans for Schroders plc shares

•	Clearance to deal is required before entering into, amending or exiting a Trading Plan

•	Staff, Directors of Schroders plc and all PCAs may not enter into, change the terms of or exit a Trading Plan during a Closed Period

•	Directors of Schroders plc and Project Insiders may not enter into, change the terms of or exit a Trading Plan during a Restricted Period

Schroders Share Incentive Plan (SIP)

•	Staff and Directors of Schroders plc may not join, change the terms of their participation or exit the SIP during a Closed Period

•	Directors of Schroders plc and Project Insiders may not join, change the terms of their participation or exit the SIP during a Restricted Period

•	Clearance to Deal is required prior to any subsequent dealing, such as a sale of shares, in any Schroders plc shares acquired through the SIP

Dividend Reinvestment Plan (DRIP)

•	Directors of Schroders plc or their PCAs must obtain clearance to deal before joining, changing the terms of participation in or exiting the Company’s DRIP

•	Staff, Directors of Schroders plc or their PCAs may not join, change the terms of their participation or exit the DRIP during a Closed Period

•	Directors of Schroders plc and Project Insiders may not join, change the terms of their participation or exit the DRIP during a Restricted Period

•	Clearance to deal is required prior to any subsequent dealing in any Schroders shares acquired through the DRIP

Share-Based Deferred Awards (e.g. DAP, ECP, EIP and LTIP)

•	Preclearance is required prior to the exercise of awards

•	No exercises of awards are permitted in a Closed or Restricted Period

•	Once an award has been exercised the rules also apply to the resultant Schroders plc shares

•	A deemed exercise taking effect during a Closed or Restricted Period will be delayed until the end of the Period

Preclearance will be granted in respect of Schroders plc shares acquired by way of a deemed exercise provided it is not during a Closed or Restricted

•

Provided Preclearance has been obtained, the Employee Benefit Trust (or any other nominee) will transfer Schroders plc shares to beneficial owners on exercise of awards, deemed exercises or when restrictions end

•	Staff and Schroders plc Directors may not cancel or surrender the grant of an award during a Closed Period

•	Schroders plc Directors and Project Insiders may not cancel or surrender the grant of an award during a Restricted Period

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Schedule 1

Notification Template

1.	Details of the Schroders plc Director/ person closely associated with them (PCA)

a)	Name:

2.	Reason for the notification

a)	Position/Status:

3.	Details of the transaction(s):

Section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted

a)	Description of the financial instrument, type of instrument:

b)	Nature of the transaction:

c)	Price(s) and volume(s):

d)	Aggregated information Aggregated volume: Price:

e)	Date of the transaction:

f)	Place of the transaction:

Group Personal Account Dealing Policy  24

Summary of dealing restrictions in Schroders plc shares for plc Directors and their PCAs

	Is clearance to deal required?	Is dealing permitted in an Open Period?	Is dealing permitted in a Closed Period?	Is dealing permitted in a Restricted Period	Is notification required following the transaction?
Plc Director (acting on own behalf or via a non-discretionary investment manager)	✓	✓	x	x	✓
PCA (acting on own behalf or via a non-discretionary investment manager)	✓	✓	x	✓	✓
Discretionary investment manager (acting on behalf of plc Directors or PCAs)	x	✓	x	✓	✓
Independent trust arrangement (where plc Directors or PCAs are beneficiaries)	x	✓	x	✓	✓
Dividend Reinvestment Plan (DRIP) – plc Directors and their PCAs	✓[9]	✓	x10	x11	✓
Share Incentive Plan (SIP) – plc Directors	✓[12]	✓	x13	x5	✓
Trading plans (in relation to plc Directors and their PCAs)	✓[14]	✓	x15	x16	✓
Collective Investment Vehicle/Unit Trust) (in relation to the plc Directors and PCAs)[17]	x	✓	✓	✓	✓

Key :  ✓ Dealing permitted  x  Dealing not permitted

[9]

Plc Directors and their PCAs must obtain clearance to deal before joining or exiting the Company’s DRIP. Clearance to deal is also required prior to any subsequent de aling in any Schroders plc shares acquired through the DRIP.

[10]	Plc Directors and their PCAs may not join or exit the DRIP or change evergreen DRIP elections during a Closed Period.
[11]	Plc Directors may not join or exit the DRIP or change evergreen DRIP elections during a Restricted Period. PCAs may join or exit the DRIP within a Restricted Period.
[12]

During an Open Period, Plc Directors are able to join, change the terms of their participation or exit the SIP without requesting clearance to deal. However, clearance to deal is required prior to any subsequent dealing, such as a sale of any Schroders plc shares acquired through the SIP.

[13]	Plc Directors may not join, change the terms of their participation or exit the SIP in a Closed or Restricted Period.
[14]

Clearance is required to permit a plc Director or their PCA to enter into a trading plan. However, after such clearance has b een given purchases of the Company’s shares under such a programme do not require further clearance.

[15]

Purchases under a trading plan can continue through a Closed Period provided that the instructions were given in an Open Peri od. Plc Directors and their PCAS are not permitted to change the instructions or exit the trading plan during a Closed Period .

[16]

Purchases under a trading plan can continue through a Restricted Period provided that the instructions were given in an Open Period. Plc Directors are not permitted to change the instructions or exit the trading plan during a Restricted Period.

[17]	If the value of Schroders’ shares within this vehicle does not constitute greater than 20 per cent. then no preclearance or notification is required.

Group Personal Account Dealing Policy  25

Summary of dealing restrictions in Schroders plc shares for staff, their PCAs and Project Insiders

	Is clearance to deal required?	Is dealing permitted in an Open Period?	Is dealing permitted in a Closed Period?	Is dealing permitted in a Restricted Period	Is My Compliance notification required following the transaction?
Staff member (acting on own behalf or via a non-discretionary investment manager)	✓	✓	x	x	✓
PCA (acting on own behalf or via a non-discretionary investment manager)	✓	✓	x	✓	✓
Discretionary investment manager (acting on behalf of Staff or PCAs)	x	✓	x	✓	✓
Independent trust arrangement (where Staff or PCAs are beneficiaries)	x	✓	x	✓	✓
Dividend Reinvestment Plan (DRIP) – Staff and PCAs	✓[18]	✓	x19	x20	x
Share Incentive Plan (SIP) – Staff and PCAs	✓[21]	✓	x22	x23	x
Trading plans - Staff and PCAs	✓[24]	✓	x25	x26	✓
Collective Investment Vehicle/Unit Trust (in relation to Staff and PCAs) [27]	x	✓	✓	✓	✓

Key :  ✓ Dealing permitted  x  Dealing not permitted

[18]

During an Open Period, Staff members (other than plc Directors) and their PCAs are able to join or exit the DRIP without requesting clearance to deal. However, clearance is required prior to any subsequent dealing in any Schroders plc shares acquired through the DRIP.

[19]	Staff members and their PCAs may not join or exit the DRIP during a Closed Period.
[20]	Project Insiders may not join or exit the DRIP during a Restricted Period. PCAs may join or exit the DRIP during a Restricted Period.
[21]

During an Open Period, Staff members are able to join, change the terms of their participation or exit the SIP without requesting clearance to deal. However, clearance to deal is required prior to any subsequent dealing, such as a sale of any Schroders plc shares acquired through the SIP.

[22]	During a Closed Period, Staff may not join, change the terms of their participation or exit the SIP.
[23]	During a Restricted Period, Project Insiders may not join, change the terms of their participation or exit the SIP.
[24]

Clearance is required to permit a Staff member or their PCA to enter into a Trading Plan. However, after such clearance has been given purchases of the Company’s shares under such a programme do not require further clearance.

[25]

Purchases under a trading plan can continue through a Closed Period provided that the instructions were given in an Open Period. Staff members or their PCAs are not permitted to change the instructions or exit the trading plan during a Closed Period.

[26]

Purchases under a trading plan can continue through a Restricted Period provided that the instructions were given in an Open Period. Project Insiders are not permitted to change the instructions or exit the trading plan during a Restricted Period.

[27]	If the value of Schroders’ shares within this vehicle does not constitute greater than 20 per cent. then no Preclearance or notification is required.

Group Personal Account Dealing Policy  26